EXHIBIT 12.1

JDT LEGAL, PLLC

Jeffrey Turner, Esq.

897 Baxter Drive

So. Jordan, Utah 84095

(801) 810-4465

Admitted in the State of Utah

Date: August 20, 2021

Board of Directors

Sky Limit Venture, Corp.

1938 Tyler Ave., Unit C

South El Monte, CA 91733

Dear Sirs or Madams:

I have acted, at your request, as special counsel to Sky Limit Venture, Corp., a California corporation, (“Sky Limit Venture, Corp.,”) for the purpose of rendering an opinion as to the legality of 20,000,000 shares of Sky Limit Venture, Corp., common stock, par value $0.001 per share to be offered and distributed by Sky Limit Venture, Corp., (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Sky Limit Venture, Corp., with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of California, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; (f) and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed (a) all of the documents referenced herein (collectively, the "Documents") are true and correct copies of the original documents and the signatures on such documents are genuine; (b) the persons that executed the Documents have the legal capacity to execute the Documents; and (c) the status of the Documents as legally valid and  binding  instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Sky Limit Venture, Corp., against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of California corporation law; and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than California, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to my firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely, JDT LEGAL, PLLC /s/ Jeff Turner Jeff Turner